Issuer Free Writing Prospectus filed pursuant to Rule 433

supplementing the Preliminary Prospectus Supplement dated

June 7, 2021 and the Prospectus dated December 12, 2019

Registration No. 333-235468

Pricing Term Sheet

Terms Applicable to the Notes

Issuer:	General Motors Financial Company, Inc. (the “Issuer”)

Securities:	1.500% Senior Notes due 2026 (the “2026 Notes”);
2.700% Senior Notes due 2031 (the “2031 Notes”)

Ranking of the Notes:	Senior unsecured

Trade Date:	June 7, 2021

Settlement Date:	June 10, 2021 (T+3)*

Form of Offering:	SEC-Registered (Registration No. 333-235468)

Joint Book-Running Managers:	Barclays Capital Inc.
BNP Paribas Securities Corp.
Goldman Sachs & Co. LLC
Morgan Stanley & Co. LLC
Scotia Capital (USA) Inc.
SG Americas Securities, LLC

Co-Managers:	CIBC World Markets Corp.
Truist Securities, Inc.
Loop Capital Markets LLC

Diversity Firms:	Academy Securities, Inc.
C.L. King & Associates, Inc.
Great Pacific Securities

Terms Applicable to 1.500% Senior Notes due 2026
Aggregate Principal Amount:	$1,250,000,000

Final Maturity Date:	June 10, 2026

Public Offering Price:	99.818%, plus accrued and unpaid interest, if any, from June 10, 2021

Benchmark Treasury:	0.750% due May 31, 2026

Benchmark Treasury Price and Yield:	99-26; 0.788%

Spread to Benchmark Treasury:	+75 bps

Yield to Maturity:	1.538%

Coupon:	1.500%

Interest Payment Dates:	June 10 and December 10 of each year, commencing on December 10, 2021

Day Count Convention:	30 / 360

Optional Redemption:	Par call on or after May 10, 2026 (the date that is one month prior to the final maturity date). Prior to the par call date, make-whole call at T+15 bps.

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

CUSIP / ISIN:	37045X DK9 / US37045XDK90

Terms Applicable to
2.700% Senior Notes due 2031
Aggregate Principal Amount:	$1,000,000,000

Final Maturity Date:	June 10, 2031

Public Offering Price:	99.826%, plus accrued and unpaid interest, if any, from June 10, 2021

Benchmark Treasury:	1.625% due May 15, 2031

Benchmark Treasury Price and Yield:	100-16; 1.570%

Spread to Benchmark Treasury:	+115 bps

Yield to Maturity:	2.720%

Coupon:	2.700%

Interest Payment Dates:	June 10 and December 10 of each year, commencing on December 10, 2021

Day Count Convention:	30 / 360

Optional Redemption:	Par call on or after March 10, 2031 (the date that is three months prior to the final maturity date). Prior to the par call date, make-whole call at T+20 bps.

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

CUSIP / ISIN:	37045X DL7 / US37045XDL73

*

Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on the date of pricing will be required, by virtue of the fact that the Notes initially will settle T+3, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of Notes who wish to trade the Notes on the date of pricing should consult their own advisors.

All references to the Floating Rate Notes in the preliminary prospectus supplement are deleted. The Issuer is only issuing fixed rate notes.

The Issuer has filed a registration statement (including a preliminary prospectus supplement and an accompanying prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents that the Issuer has filed with the SEC, including the preliminary prospectus supplement, for more complete information about the Issuer and this offering. You may get these documents for free by visiting the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the preliminary prospectus supplement and the accompanying prospectus if you request it by contacting: Barclays Capital Inc. by calling 1-888-603-5847, BNP Paribas Securities Corp. toll-free at 1-800-854-5674, Goldman Sachs & Co. LLC by calling 1-866-471-2526, Morgan Stanley & Co. LLC toll-free at 1-866-718-1649, Scotia Capital (USA) Inc. toll-free at 800-372-3930, or SG Americas Securities, LLC by calling 1-855-881-2108.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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